                                                                      EXHIBIT 99


FOR IMMEDIATE RELEASE

May 14, 1999

UNITED FOODS, INC.,
TEN PICTSWEET DRIVE
BELLS, TENNESSEE 38006-0019

Telephone: (901) 422-7600
Contact: Donald Dresser

United Foods, Inc. (AMEX: UFDA and UFDB) today announced that it has entered into an Agreement and Plan of Merger pursuant to which the Company will be acquired by Pictsweet LLC. Pictsweet LLC is a limited liability company owned by the chairman and chief executive officer of United Foods, James I. Tankersley, and his family (the "Jim Tankersley Family"). The Jim Tankersley Family owns approximately 60.9% of the outstanding United Foods Class B Common Stock.

         Under the agreement, at the effective time of the transaction, each share of United Foods, Inc. Class A or Class B common stock that is not owned by the buyer will be converted into a right to receive $3.50 in cash.

         The proposed merger is conditioned, among other things, upon approval by the stockholders of United Foods other than the Jim Tankersley Family with each share held by those stockholders having one vote regardless of class.

         As previously announced, a complaint was filed against the Company and its directors by a stockholder of the Company in a Delaware Chancery Court. The complaint seeks class action status and requests injunctive and other relief with respect to the proposed transaction. During May 1999, a second Complaint was filed in a Delaware Chancery Court against the Company and its directors seeking class action status and similar relief.

         This press release may include forward-looking information in reliance on the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to substantial risks and uncertainties including the ability of the Company to consummate the merger agreement, the outcome of the vote of stockholders to approve the merger agreement, the ability to consummate the related financing, uncertainties with respect to pending litigation and the absence of any material adverse developments with respect to the Company's business, financial position or results of operations. Actual results may differ materially from those contained in any such forward-looking statement. The foregoing review of factors pursuant to the Private Securities Litigation Act of 1995 should not be construed as exhaustive. Further, the Company undertakes no obligation to update or revise any such forward- looking statements to reflect subsequent events or circumstances.